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EXHIBIT 99.1(6)(b)

Pacific Life's Articles of Incorporation


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                             AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                         PACIFIC LIFE INSURANCE COMPANY



Thomas C. Sutton and Audrey L. Milfs certify that:

1. They are the Chief Executive Officer and Secretary, respectively, of Pacific Mutual Life Insurance Company (the "Company"), a mutual life insurance company organized under the laws of the State of California.

2. The Articles of Incorporation of this Corporation are amended and restated to read as follows:



                                  AMENDED AND
                       RESTATED ARTICLES OF INCORPORATION

                                       of

                         PACIFIC LIFE INSURANCE COMPANY


                                       I.

          The name of the Corporation is PACIFIC LIFE INSURANCE COMPANY.

                                      II.

          The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code. The business of the Corporation is to be an insurer, subject to the provisions of the California Insurance Code. This insurer is organized to transact life and disability insurance as specifically authorized by its California Certificate of Authority.

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                                      III.

          The Corporation is authorized to issue six hundred thousand shares of Common Stock with a par value of fifty dollars ($50.00) per share, having an aggregate par value of thirty million dollars ($30,000,000). Common Stock shall only be issued to Pacific LifeCorp.


                                      IV.

          (a) The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

          (b) The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Corporation and its shareholders through Bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, provided that any such excess indemnification involving a breach of duty to the Corporation and its shareholders shall be subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code and shall be paid only from realized or realizable earned surplus as specified in Section 10530 of the California Insurance Code.


                                       V.

          The number of directors of this Corporation shall be not less than 9 or greater than 17. The exact number of directors shall be fixed within these specified limits by the Board of Directors or the shareholders in the manner provided in the Bylaws.


                                      VI.

              Any action which may be taken at a meeting of the shareholders, may be taken without a meeting if authorized by a writing signed by all of the holders of shares who would be entitled to vote at a meeting for such purpose, and filed with the secretary of the Corporation.

3. The foregoing Amendment and Restatement of Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of members.

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     We further declare under penalty of perjury under the laws of the State of
California that the matters set forth in this Certificate are true and correct of our own knowledge.

          IN WITNESS WHEREOF, each of the undersigned, being the duly authorized Chief Executive Officer and the Secretary of the Company, for the purpose of amending the Articles of Incorporation of the Corporation pursuant to Section 11542 of the California Insurance Code, declares under penalty of perjury that the statements contained in the foregoing Certificate are true of his or her own knowledge, and makes and files this Certificate, and accordingly has set his or her hand, this 27th day of August, 1997. Executed at Newport Beach, California.


                              /s/ TC SUTTON
                              -------------------------------------------------
                              Thomas C. Sutton
                              Chief Executive Officer

                              /s/ AUDREY L. MILFS
                              -------------------------------------------------
                              Audrey L. Milfs
                              Secretary

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